UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2012 (December 31, 2011)

CHINA SHEN ZHOU MINING & RESOURCES, INC .
(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043
(Address of principal executive offices)

86-010-8890-6927
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 31, 2011, Mr. Kon Man Wang resigned as a director of the Board of Directors (the “Board”) of China Shen Zhou Mining & Resources, Inc. (the “Company”) effective immediately. In effect, Mr. Wang also resigned as chairman of the audit committee of the Board and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Wang resigned for personal reasons and there were no disagreements between him and the Company on any matter that resulted in his resignation.

On January 1, 2012, Mr. Simon Shing Mun Wong was appointed to the Board.  He will also serve as a chairman of the audit committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Simon Wong Shing Mun is currently Chief Financial Officer and Assistant Company Secretary of Foreland Fabrictech Holdings Limited (a Singapore Mainboard listed company) (“Foreland”), positions he has held since October 2006. Foreland is a fabric manufacturer involved in weaving, dyeing, coating and finishing of fabric products. Mr. Wong is a fellow member of The Association of Chartered Certified Accountants. He is also a practicing member of Hong Kong Institute of Certified Public Accountants.

From September 1998 to January 2003, Mr. Wong served as Senior Associate, Assurance and Business Advisory Services of PricewaterhouseCoopers. From January 2003 to August 2003, he was Company Secretary and Qualified Accountant of CCID Consulting Company Limited. From August 2003 to October 2005, he acted as Chief Financial Officer and Company Secretary of Pacific-Pack Holdings Limited. From October 2005 to October 2006, he served as Financial Controller and Company Secretary of Fujian Zhenyun Plastics Industry Co., Ltd.

Mr. Wong graduated in 1998 from the Hong Kong University of Science & Technology with a bachelor’s degree in Business Administration, with a specialization in Financial Accounting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Dated: January 3, 2012	By:	/s/ Xiaojing Yu
	Name:	Xiaojing Yu
	Title:	Chief Executive Officer